UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )
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AMB PROPERTY CORPORATION

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April 26, 2011
Dear Stockholders:
     The 2011 proxy statement, which was made available on or about March 23, 2011, includes a proposal to re-elect all nominees to our Board of Directors (Proposal 1), among other proposals.
     We have received requests to provide more biographical information regarding Mr. Carl Webb. As a supplement to the information provided in our 2011 proxy statement, we are providing such additional information.
     Mr. Webb has served as the Chief Executive Officer of Pacific Capital Bancorp and Pacific Capital Bank, N.A. (collectively, “PCBC”) since August 2010, when a private equity firm in which he has an interest made a substantial investment in PCBC. He does not have an employment agreement with PCBC, and he receives no compensation nor benefits from PCBC. Mr. Webb has been a director of AMB Property Corporation since 2007 and during that period has served in numerous roles with other endeavors that are commensurate with that of a chief executive officer of a public company. Since being appointed as Chief Executive Officer of PCBC in August 2010, Mr. Webb has continued to be a very productive member of the Board of Directors, committing an appropriate amount of time and remaining fully engaged. As evidence, Mr. Webb has attended 100% of the meetings of the Board of Directors, Audit Committee and Nominating and Governance Committee, which committees he has been a member of since his initial election to the Board of Directors. At PCBC, Mr. Webb is supported by a very strong executive management team. This is not envisioned to be a permanent position for Mr. Webb at PCBC. Mr. Webb is an invaluable member of the Board of Directors. He remains committed to, and is fully capable of, fulfilling his board responsibilities.
     Should you have any questions about this information or any information provided in the proxy statement, please contact me by telephone at (415) 394-9000. We appreciate your support and vote “FOR” all nine of our director nominees.
Sincerely,
/s/ Tracy A. Ward
Vice President, Investor Relations and Corporate
Communications, AMB Property Corporation